Exhibit 99.1

Kulicke & Soffa Reports Results for its First Fiscal Quarter;

Earnings of $0.08 per Diluted Share

•	Q1 Revenue exceeds the Company’s high-end guidance

•	Q1 Net Income of $0.08 per diluted share

•	$139.5 million cash position after the acquisition of Alphasem

Fort Washington, PA – January 25, 2007 - Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced financial results for its quarter ended December 30, 2006 (“first quarter”).

Net revenue from continuing operations for the first quarter was $152.3 million compared to $161.4 million for the previous quarter and $204.6 million for the comparable year-ago quarter. Income from continuing operations was $4.9 million or $0.08 per diluted share, versus $12.9 million or $0.19 per diluted share for the previous quarter, and $30.6 million or $0.45 per diluted share for the year-ago quarter.

Included in net revenue from continuing operations for the first quarter is $71.0 million of gold metal content compared to $80.4 million for the previous quarter and $59.7 million for the year-ago quarter. These amounts are included in both our revenue and cost of sales. The cost of the gold metal content of our wire is passed through to our customers without generating a profit.

Scott Kulicke, chairman and chief executive officer, commented on the first quarter, “We are pleased with the financial results for the quarter, especially in terms of net income and cash from operations. The Company was able to achieve good financial performance in spite of revenue approaching what we believe to be trough levels as the industry moves through the semiconductor business cycle.” He continued, “In addition, we are pleased that the Alphasem integration is tracking according to our plan. As we have previously discussed, the die attach equipment market will provide a key growth driver for the Company as we establish ourselves in that market. The engineering and product teams are already working together, coordinating wire bonder and die bonder product updates and new designs.”

First Quarter Review and Highlights:

Key Product Trends

•	K&S’s next generation wire bonder program completed a major milestone in the first quarter. Several machines were completely assembled in the Singapore factory and delivered to the R&D facilities in the U.S. and Asia to begin system/process testing.

•	The K&S CuPRAplus capillary was introduced to the market in the first quarter. This capillary offers increased copper wire bond strength and a more robust bonding process for customers that are using fine copper wire as a substitute for gold wire interconnects.

•	K&S introduced a new gold bonding wire, called Formax. This special wire alloy provides a growth opportunity by expanding the K&S wire product portfolio in the high-end packaging market. It is designed for customers producing stacked-die and multi-tier packages requiring accurate, consistent loop shapes, and higher wire bond yields.

Technology & Manufacturing

•	K&S copper wire bonding technology remained very active during the first quarter. One IDM customer, which is currently producing chips assembled with copper wire has purchased additional kits with special hardware and software to convert K&S wire bonders from gold wire bonding to the copper wire bonding process.

•	We consolidated Alphasem’s China manufacturing operations into the K&S factory in Suzhou, China.

Financial Review

•	Cash, cash equivalents, and short-term investments decreased approximately $18 million, from $157.3 million to $139.5 million at the end of the first quarter. The Company used $29.4 million in cash for Alphasem (including deal costs), materially offset by cash generated from operations.

Guidance for Second Fiscal Quarter:

Mr. Kulicke provided the following revenue guidance, “We expect revenue in the March quarter to be about $140 million. This is primarily the result of lower equipment sales anticipated in the March quarter. In addition, capillary and wire unit volumes are expected to be seasonally lower due to the lunar New Year holidays in February.”

Earnings Conference Call Details

A conference call to discuss these results will be held today, January 25, 2007 beginning at 9:00 AM EST. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode. A replay will be available approximately one hour after the completion of the call by calling toll free 877-660-6853 or internationally 201-612-7415 and using the following replay access codes 5521 (account number) and 226443 (conference number). A replay will also be available on the K&S web site at http://www.kns.com/investors. The replay will be available via phone and web site through March 25, 2007.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor assembly equipment, materials, and technology. K&S provides wire bonders, capillaries, wire, die bonders, and die collets for all types of semiconductor packages using wire as the internal electrical interconnections. K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials and process technology that enable our customers to achieve the highest possible yields and throughput. The ability to provide these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, revenue growth, sales, profitability, financial results, unit volumes, product development, release of products, industry forecasts, the semiconductor business cycle, and projected continued demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2006 Annual report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended
	December 31, 2005	December 30, 2006
Net revenue	$204,632	$152,308

Cost of sales	139,169	113,589

Gross profit	65,463	38,719

Selling, general and administrative	20,582	22,055
Research and development, net	8,668	11,538

Operating expense	29,250	33,593

Income from operations	36,213	5,126

Interest income	712	1,457
Interest expense	(958)	(636)

Income from continuing operations before income taxes	35,967	5,947

Provision for income taxes	5,349	1,021

Income from continuing operations	30,618	4,926

Loss from discontinued operations	(5,317)	—
Net income	$25,301	$4,926

Income per share from continuing operations:
Basic	$0.59	$0.09

Diluted	$0.45	$0.08

Loss per share from discontinued operations:
Basic	$(0.10)	$—

Diluted	$(0.07)	$—

Net income per share:
Basic	$0.49	$0.09

Diluted	$0.38	$0.08

Weighted average shares outstanding:
Basic	52,044	57,301
Diluted	68,239	69,456

Stock-based compensation expense included in continuing operations:
Cost of sales	$98	$67
Selling, general and administrative	815	851
Research and development, net	240	261

Total continuing operations	$1,153	$1,179

Discontinued operations	$347	$—

	Three months ended
	December 31, 2005	December 30, 2006
Additional financial data:
Depreciation and amortization
Continuing operations	$2,809	$2,305
Discontinued operations	$1,364	$—

Capital expenditures
Continuing operations	$2,360	$1,100
Discontinued operations	$605	$—

Backlog of orders
Continuing operations	$66,000	$56,000
Discontinued operations	$7,000	$—

Number of employees
Continuing operations	2,580	2,700
Discontinued operations	932	—

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2006	(Unaudited) December 30, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$133,967	$127,898
Restricted cash	1,973	—
Short-term investments	21,343	11,560
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/06 - $3,068; 12/30/06 - $4,181)	120,651	123,118
Inventories, net	47,866	58,282
Current assets of discontinued operations	3,832	—
Prepaid expenses and other current assets	10,446	10,996
Deferred income taxes	3,990	3,992

TOTAL CURRENT ASSETS	344,068	335,846

Property, plant and equipment, net	28,487	39,271
Intangible assets, (net of accumulated amortization: 9/30/06 - $0; 12/30/06 - $0)	—	626
Goodwill	29,684	29,684
Other assets	3,262	4,657

TOTAL ASSETS	$405,501	$410,084

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$42,881	$37,484
Accrued expenses	32,970	32,374
Income taxes payable	19,239	20,587

TOTAL CURRENT LIABILITIES	95,090	90,445

Long term debt	195,000	195,000
Other liabilities	10,640	10,331
Deferred taxes	25,465	26,455

TOTAL LIABILITIES	326,195	322,231

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Common stock, without par value	277,194	279,631
Accumulated deficit	(191,824)	(186,898)
Accumulated other comprehensive loss	(6,064)	(4,880)

TOTAL SHAREHOLDERS’ EQUITY	79,306	87,853

TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$405,501	$410,084

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2007:
	Equipment Segment	Packaging Materials Segment	Consolidated
Three months ended December 30, 2006:

Net revenue	$58,166	$94,142	$152,308
Cost of sales	33,176	80,413	113,589

Gross profit	24,990	13,729	38,719
Operating costs	24,518	9,075	33,593

Income from operations	$472	$4,654	$5,126

Fiscal 2006:
	Equipment Segment	Packaging Materials Segment	Consolidated
Three months ended December 31, 2005:

Net revenue	$120,672	$83,960	$204,632
Cost of sales	68,695	70,474	139,169

Gross profit	51,977	13,486	65,463
Operating costs	21,943	7,307	29,250

Income from operations	$30,034	$6,179	$36,213